Vicor Corporation Financial Results for the Fourth Quarter and Fiscal Year Ended December 31, 2005

ANDOVER, MA -- 02/08/2006 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2005.

Revenues for the quarter increased 14% to $46,294,000 compared to $40,637,000 for the corresponding period a year ago. Net income for Q4 was $2,080,000, or $.05 per diluted share compared to a net loss of $2,022,000, or ($.05) per diluted share, in Q4 2004.

For the year ended December 31, 2005 revenues increased 4.5% to $179,351,000 from $171,580,000 for the same period of 2004. The Company reported net income for the period of $3,916,000, or $.09 per diluted share compared to a net loss of $3,723,000 or ($.09) per diluted share in 2004.

Gross margin improved to 42.7% in Q4 from 36.1% in Q4 2004 and to 39.8% in 2005 from 36.9% in 2004. The book-to-bill ratio for Q4 was 0.95:1 as compared to 0.94:1 in Q4 2004. For 2005 the book-to-bill ratio was 1.01:1 as compared to 1.00:1 in 2004. Backlog at the end of 2005 was $38.6 million as compared to $36.3 million at the end of 2004.

Commenting on the quarter and 2005, Vicor's CEO Patrizio Vinciarelli noted: "As with 2004, 2005 productivity improvements yielded a pattern of expanding margins. While orders in Q4 were seasonally slow, the overall level of demand has been relatively strong. Subject to continuing demand and productivity improvements, we expect revenue growth and steady incremental quarterly expansion of margins to enable substantial profits in 2006."

Vinciarelli went on to say: "While revenues and profitability in our legacy brick business are improving, the V-I Chip and Picor business units are entering their next phase with product roadmaps that support significant penetration of new markets. V-I Chips have completed customer qualification and a production ramp is due to start in Q2. We anticipate that the 2nd half of '06 will see tangible V-I Chip revenues from initial programs in volume production and that 2007 will see further expansion driven by additional, major programs."

"In an industry being commoditized by excessive reliance on antiquated power topologies and distribution architectures, our strategy -- leveraging innovative power components, proprietary conversion engines and a more efficient distribution architecture -- is sound. With a business model for profitable growth and heightened focus on operational excellence, we are poised to enable widespread adoption of V-I Chips and factorized power systems."

Vicor's Board of Directors has approved a cash dividend of $.12 per share payable on March 20, 2006 to shareholders of record at the close of business on February 28. The Board of Directors anticipates reviewing its dividend policy on a semi-annual basis. Dividends are declared at the discretion of the Board and depend on actual cash from operations, the Company's financial condition, capital requirements and any other factors the Company's Board of Directors may consider relevant.

Depreciation and amortization in Q4 was $4.3 million and capital additions were $2.4 million. In 2005, depreciation and amortization was $17.1 million and capital additions were $8.9 million. Cash and short and long-term investments increased by $6.0 million in Q4, to $126.1 million from $120.1 million at the end of Q3, and increased by $12.4 million from the end of 2004. Vicor repurchased 139,500 shares, for approximately $2.3 million, in Q4 and 452,200 shares, for approximately $5.5 million, in 2005. At the end of 2005 there was approximately $19.4 million remaining in the authorized stock buy-back plan.

In 2005, tax provisions included estimated income taxes for federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, for the Federal alternative minimum tax and for estimated income taxes due in various state and international taxing jurisdictions, partially offset by a reduction of tax reserves by $770,000 in Q3 due to closing tax periods in certain jurisdictions.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Wednesday, February 8, 2006 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call, should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 56576776. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through February 22, 2006. The replay dial-in number is 888-286-8010 and the Passcode is 85342785. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and build our business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Communications, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                  QUARTER ENDED      TWELVE MONTHS ENDED
                                   (Unaudited)          (Unaudited)
                             --------------------   --------------------
                               DEC 31,   DEC 31,      DEC 31,   DEC 31,
                                2005      2004         2005      2004
                             ---------  ---------   ---------  ---------

Net revenues                 $  46,294  $  40,637   $ 179,351  $ 171,580
Cost of revenues                26,525     25,960     107,944    108,292
                             ---------  ---------   ---------  ---------
Gross margin                    19,769     14,677      71,407     63,288

Operating expenses:
  Sales & administration        10,426     10,186      40,811     41,112
  Research & development         7,400      7,057      29,466     26,211
  Gain from
   litigation-related
   settlement, net                   0          0      (2,250)         0
                             ---------  ---------   ---------  ---------
     Total operating expenses   17,826     17,243      68,027     67,323

Income (loss) from operations    1,943     (2,566)      3,380     (4,035)
                             ---------  ---------   ---------  ---------

Other income (expense), net        562        779       1,500      1,632
                             ---------  ---------   ---------  ---------
Income (loss) before
 income taxes                    2,505     (1,787)      4,880     (2,403)

Provision for income taxes         425        235         964      1,320
                             ---------  ---------   ---------  ---------
Net income (loss)            $   2,080  $  (2,022)  $   3,916   $ (3,723)
                             =========  =========   =========  =========

Net income (loss) per share:
  Basic                      $   0.05   $   (0.05)  $    0.09   $  (0.09)
  Diluted                    $   0.05   $   (0.05)  $    0.09   $  (0.09)

Shares outstanding:
  Basic                         42,004     42,026      41,923     42,022
  Diluted                       42,211     42,026      42,089     42,022

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                           DEC 31,         DEC 31,
                                            2005            2004
                                         (Unaudited)     (Unaudited)
                                         -----------     -----------
Assets

Current assets:
  Cash and cash equivalents              $    34,024     $    36,277
  Short-term investments                      88,692          77,371
  Accounts receivable, net                    28,072          23,359
  Inventories, net                            17,168          26,229
  Deferred tax assets                          2,673           2,497
  Other current assets                         2,518           2,245
                                         -----------     -----------
    Total current assets                     173,147         167,978

Long-term investments                          3,348               -
Property and equipment, net                   59,114          67,001
Other assets                                  10,146           9,903
                                         -----------     -----------
                                         $   245,755     $   244,882
                                         ===========     ===========

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                       $     8,741     $     5,806
  Accrued compensation and benefits            4,583           4,265
  Other accrued liabilities                    9,438           9,488
                                         -----------     -----------
    Total current liabilities                 22,762          19,559

Deferred income taxes                          3,172           3,173
Minority interests                             3,031           1,527

Stockholders' equity:
  Capital stock                              152,122         149,302
  Retained earnings                          175,660         176,769
  Treasury stock                            (110,992)       (105,448)
                                         -----------     -----------
    Total stockholders' equity               216,790         220,623
                                         -----------     -----------

                                         $   245,755     $   244,882
                                         ===========     ===========

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439